Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2024, with respect to the consolidated financial statements of NET Power Inc. on Form 10-K for the year ended December 31, 2023, which are included in a supplement to the prospectus that is part of the Registration Statement on Form S-1 (No, 333-273183) (the “Prospectus”). We consent to the use of the aforementioned report in the Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 13, 2024